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                                                                    EXHIBIT 10.6

                        PAYMENT IN LIEU OF TAX AGREEMENT

         THIS PAYMENT IN LIEU OF TAX AGREEMENT dated as of October 1, 1994 by and between ONONDAGA COUNTY INDUSTRIAL DEVELOPMENT AGENCY, public benefit corporation having its office at 421 Montgomery Street, Syracuse, New York 13202 (the "Agency") and MS PIETRAFESA, L.P., a limited partnership organized and existing under the laws of the State of Delaware, having an office at 7400 Morgan Road, Liverpool, New York 10390-3900 (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the New York State Industrial Development Agency Act, being Title 1 of Article 18-A of the General Municipal Law, Chapter 24 of the Consolidated Laws of the State, as amended (the '"Enabling Act"), authorizes the creation of industrial development agencies for the benefit of the several counties, cities, villages and towns in the State and empowers such agencies, among other things, to acquire, construct, reconstruct, improve, maintain, equip, and furnish real and personal property, whether or not now in existence or under construction, which shall be suitable for, among other things, industrial, manufacturing, warehousing, commercial, research, and recreational purposes in order to advance the job opportunities, health, general prosperity, and economic welfare of the people of the State and to improve their recreation opportunities, prosperity, and standard of living; and

         WHEREAS, the Enabling Act further authorizes each such agency to lease or sell its projects, to charge and collect rent or the purchase price therefor, to issue its bonds for the purpose of carrying out any of its corporate purposes and, as security for the payment of the principal and redemption price of and interest on any such bonds, to mortgage any or all of its facilities and to pledge the revenues and receipts therefrom to the payment of such bonds; and

         WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, Chapter 435 of the 1970 Laws of the State, as amended by Chapter 676 or the 1975 Laws of the State, as amended (collectively with the Enabling Act, the "Act"), created the Agency for the benefit of Onondaga County, New York, and the inhabitants thereof; and

         WHEREAS, the Project consists of (A)(1) the Agency's leasing from the Company of two parcels of land located in the Town of Clay, County of Onondaga as more particularly described on Exhibit A attached hereto (the "Land'") together with an approximately 135,000 square foot manufacturing and distribution facility (the "Existing Facility") located on the land and (2) the construction of an approximately 5,000 square foot addition (the "Addition") to the Existing Facility (the Land, the Existing Facility and the Addition are referred to collectively as the "Project Facility") and (B) the sublease of the Project Facility to the Company; and


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          WHEREAS, the Agency will accept title to the then-existing portions of the Project Facility and a leasehold interest in the Land and the Agency and the Company will enter into a lease agreement (the "Project Agreement") specifying the terms and conditions pursuant to which the Agency agrees to acquire, construct, reconstruct, and install the Project Facility and to lease the Project Facility to the Company; and

          WHEREAS, under the current provisions of the Act and Section 412-a of the Real Property Tax Law of the State, the Agency is required to pay no taxes upon any of the property acquired by it or under its jurisdiction or supervision or control; and

          WHEREAS, in order to induce the Company to undertake the Project, the Agency proposes to acquire, construct, and install the Project Facility and retain title thereto during the term of this Payment in Lieu of Tax Agreement, and the Company is willing to enter into this Payment in Lieu of Tax Agreement in order to induce the Agency so to retain title to the Project Facility during the term of this Payment in Lieu of Tax Agreement and to enter into this Payment in Lieu of Tax Agreement.

          NOW, THEREFORE, in consideration of the matters above recited, the parties hereto formally covenant, agree, and bind themselves as follows, to wit:

SECTION 1. TAX-EXEMPT STATUS OF PROJECT FACILITY.

          (A) Assessment of Project Facility: Pursuant to Section 874 of the General Municipal Law of the State and Section 412-a of the Real Property Tax Law, the parties hereto understand that, upon acquisition of the Project Facility by the Agency, and for so long thereafter as the Agency shall own the Project Facility, the Project Facility shall be assessed by the Town of Clay (the "Town") and by the various other taxing entities having jurisdiction over the Project Facility including, without limitation, Onondaga County (the "County"), the Liverpool School District (the "School District") and any other political unit or units wherein the Project Facility is located (the Town, the County, the School District and such other taxing entities being sometimes collectively referred to herein as the "Taxing Entities" and each of such Taxing Entities being sometimes individually referred to as a "taxing Entity") as exempt upon the assessment rolls of the respective Taxing Entities prepared subsequent to the acquisition by the Agency and the Project Facility. The parties hereto understand that the Project Facility shall not be entitled to such exempt status on the tax rolls of any Taxing Entity until the first tax year of such Taxing Entity following the first tax status date of such Taxing Entity occurring subsequent to the date upon which the Agency becomes the owner of the Project Facility. Pursuant to the provisions of the Project Agreement, the Company will be required to pay all taxes and assessments lawfully levied and/or assessed against the Project Facility, including taxes and assessments levied for the current tax year and all subsequent tax years, until the Project Facility shall be entitled to exempt status on the tax rolls of the respective Taxing Entities. The Company confirms its obligations under the Project Agreement and agrees to pay such lawfully levied and/or assessed taxes and assessments. Subject to the terms and conditions of this Agreement, the Agency will cooperate with the Company to preserve the tax-exempt status of the Project Facility.

                                       2
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          (B) Special Assessments. The parties hereto understand that the tax exemption extended to the Agency by Section 874 of the General Municipal Law and
Section 412-a of the Real Property Tax Law does not entitle the Agency to exemption from special assessments and special ad valorem levies. Pursuant to the Project Agreement, the Company will be required to pay all special assessments and special ad valorem levies lawfully levied and/or assessed against the Project Facility.

SECTION 2. PAYMENTS IN LIEU OF TAX.

          (A) Agreement to Make Payments. The Company agrees that it will make annual payments in lieu of taxes to the Agency in the amounts and on the terms hereinafter provided.


          (B) Amount of Payments in Lieu of Tax.

                   (I) On January 31, 1996 and on January 31 of each calendar year thereafter through and including calendar year 2005, the Company agrees to make annual payments in lieu of taxes ("Annual Payments") to the Agency, in the amounts set forth below. The Agency shall pay to each Taxing Entity the amounts set forth below out of each Annual Payment:

                  Total                     Liverpool
Year              Annual Payment            School District       Town of Clay          Onondaga
----              --------------            ---------------       ------------          --------
County
------
1996               $ 43,142                  $43,142             $      0              $       0
1997                 51,316                   47,456                  934                  2,926
1998                 59,493                   51,771                1,869                  5,853
1999                 67,667                   56,085                2,803                  8,779
2000                 75,843                   60,399                3,738                 11,706
2001                 84,016                   64,713                4,673                 14,630
2002                 92,913                   69,027                5,607                 17,559
2003                100,368                   73,341                6,542                 20,485

                  Total                     Liverpool
Year              Annual Payment            School District       Town of Clay          Onondaga
----              --------------            ---------------       ------------          --------
County
------
2004                108,543                   77,655                 7,476                23,412
2005                116,719                   81,969                 8,411                26,339
                    -------

Total              $799,300

          (C) Receipts for Payments. The Company shall be entitled to receive receipts for all payments in lieu of taxes made hereunder.

                                       3
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          (D) Method of Payment. Each payment by the Company hereunder shall be paid in lawful money of the United States of America.


SECTION 3. CREDIT FOR TAXES PAID.

         (A) Credits. The parties hereto acknowledge and agree that the obligation of the Company to make the payments provided in Section 2 hereof shall be in addition to any and all other taxes and governmental charges of any kind whatsoever which the Company may be required to pay under the Project Agreement. It is understood and agreed, however, that should under any subsequently adopted state or local law the Company pay in any tax year to any general assessment, service charges or other general governmental charges of a similar nature levied and/or assessed upon the Project Facility or the interest therein of the Company of the occupancy thereof by the Company (but not including, by way of example, (i) sales and use taxes, and (2) special assessments of any nature, special ad valorem charges of any nature or governmental charges in the nature of utility charges, including, but not limited to, rates and charges), then the Company's obligation hereunder to make payments in lieu of taxes in such tax year shall be reduced by the amounts which the Company shall have so paid to such Taxing Entity in such tax year, but there shall be no cumulative or retroactive credit as to any payment in lieu of taxes due in any other tax year.

         (B) Method of Claiming Credits. If the Company desires to claim a credit against any particular payment in lieu of tax due hereunder, the Company shall give the governing body of the affected Taxing Entity and the Agency prior written notice of its intention to claim any credit pursuant to the provision of this Section 3, said notice to be given by the Company at least ten days prior to the final date on which such payment in lieu of tax is due pursuant to the provision of Section 2 hereof.

         SECTION 4. INTEREST AND PENALTIES. If the Company shall fail to make any payment required by this Agreement when due, its obligation to make the payment so in default shall continue as an obligation of the Company until such payment in default shall have been made in full. Any payment required by Section 2(B) hereof shall be subject to a late payment penalty of 5% of the amount due which shall be paid by the Company to the affected Taxing Entities. For each month, or part thereof, that the payment in lieu of taxes required by Section 2(B) hereof is delinquent beyond the first month, interest shall accrue and be paid to the affected Taxing Entities on the total amount due plus a late payment penalty in the amount of 1% per month until the payment is made.

         SECTION 5. RECAPTURE. In the event that (a) the Project Facility is sold (except to a corporation formed for the purpose of succeeding to the assets and liabilities of the Company) or closed or (b) the number of jobs at the Project Facility is reduced below 75% of the number employed on the date of this Agreement or below 75% of the employment projections provided by the Company to the Agency except as a result of a Material Change of Circumstance (each, a "Recapture Event"), the Company shall pay to the Agency, based on the formula set forth below, a portion of the Aggregate Tax Savings which the Company realized as a result of the Agency's participation in the Project. For purposes of this Section: (x) "Material Change of Circumstance" shall mean (i) any event

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including, without limitation, damage or destruction to the Project Facility, which materially interferes with the operation of the Project Facility; (ii) any material change in the economy which requires the Company or its affiliates to downsize or otherwise reduce the operations conducted at the Project Facility; or (iii) any other change or circumstance which, in the agreement of the parties, would warrant the reduction of employment at the Facility, and (y) "Aggregate Tax Savings" shall mean (i) all sales, use or mortgage recording taxes which the Company would have paid if the Agency had not participated in the Project and (ii) the amount by which the real property taxes which the Company would have paid absent Agency participation exceeds the payments in lieu of taxes actually paid by the Company.

                                                  Percentage of Aggregate
Date of Recapture Event                           Tax Savings Recaptured
-----------------------                           -----------------------
Prior to July 1, 1996                                      75%

July 1, 1996 - June 31, 1997                               60%

July 1, 1997 - June 31, 1998                               40%

July 1, 1998 - June 31, 1999                               20%

After July 1, 1999                                          0%


          SECTION 6. TERM OF AGREEMENT. This Payment in Lieu of Tax Agreement shall become effective and the obligations of the Company shall arise absolutely and unconditionally upon the parties' execution and delivery of this Agreement. This Payment in Lieu of Tax Agreement shall expire on December 31, 2005.

          SECTION 7. AMENDMENT OF AGREEMENT. This Payment in Lieu of Tax Agreement may not be amended, changed, modified, altered or terminated by either party except pursuant to a written instrument executed by the Agency and the Company.

          SECTION 8. BINDING EFFECT. This Payment in Lieu of Tax Agreement shall inure to the benefit of, and shall be binding upon, the Agency, the Company and their respective successors and assigns; notwithstanding the foregoing, the Company shall not assign its right or delegate its duties under this Agreement without the prior written consent of the Agency except to a corporation formed to succeed to the Company's assets and liabilities.

          SECTION 9. DEFAULT. In the event any Annual Payment is not received by the Agency when due, the Agency may, in addition to collecting the interest provided for in Section 4 above, sue or take such other at law or in equity as it deems appropriate to collect amounts due hereunder.

                                       5
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          SECTION 10. COSTS AND EXPENSES. In the event that the Company shall fail to make any payment required hereunder when due and the Agency refers to an attorney collection of such amounts due, the Company shall pay to the Agency all costs and expenses, including reasonable attorneys' fees, incurred with respect thereto. An affected Taxing Entity which has not received a payment due to it in accordance with Section 2(B) hereof may commence legal action against the Company if the Company has failed to make such payment to the Agency. In such action, the Taxing Entity shall be entitled to recover the amount due, the late payment penalty, interest, expenses, together with reasonable attorneys' fees necessary to prosecute such action.

         SECTION 11. NOTICES.

         (A) All notices, certificates, and other communications hereunder shall be in writing and shall be sufficiently deemed given when sent to the applicable address stated below by registered or certified mail, return receipt requested, or by such other method as shall provide the sender with documentary evidence of such delivery. The addresses to which notices, certificates or other communications hereunder shall be delivered are as follows:

         If to the Company:

         MS Pietrafesa, L.P.
         7400 Morgan Road Liverpool, New York 13090-3900
         Attn.: Chief Financial Officer

         If to the Agency:

         Onondaga County Industrial Development Agency
         421 Montgomery Street
         Syracuse, New York 13202
         Attn.: Chairman

          (B) Any person entitled to notice may, by notice given hereunder, designate any different address to which subsequent notices, certificates, and other communications shall be sent.

          SECTION 12. SEVERABILITY. If any article, section, subdivision, paragraph, sentence, clause, phrase, provision, or portion of this Payment in Lieu of Tax Agreement shall for any reason be held or adjudged to be invalid or illegal or unenforceable by any court of competent jurisdiction, such article, section, subdivision, paragraph, sentence, clause, phrase, provision or portion so adjudged invalid, illegal or unenforceable shall be deemed separate, distinct, and independent, and the remainder of this Agreement shall be and remain in full force and effect and shall not be invalidated or rendered illegal or unenforceable or otherwise affected by such holding or adjudication.

                                       6
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          SECTION 13. COUNTERPARTS. This Payment in Lieu of Tax Agreement may be
simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          SECTION 14. APPLICABLE LAW. This Payment in Lieu of Tax Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 15. NO RECOURSE; SPECIAL OBLIGATION. The obligations and agreements of the Agency contained herein shall be deemed the obligations and agreements of the Agency, and not of any member, officer, agent (other than the Company) or employee of the Agency in his individual capacity, and the members, officers, agents (other than the Company) and employees of the Agency shall not be liable personally hereon or be subject to any personal liability or accountability based upon or in respect hereof or of any transaction contemplated hereby. The obligations and agreements of the Agency contained herein shall not constitute or give rise to an obligation of the State or of the County of Onondaga, and neither the State nor the County of Onondaga shall be liable hereon, and, further, such obligations and agreements shall not constitute or give rise to a general obligation of the Agency, but rather shall constitute limited obligations of the Agency, payable solely from the revenues of the Agency derived and to be derived from the lease, sale or other disposition of the Project Facility.

          SECTION 16. THIRD PARTY BENEFICIARIES. The provisions of this Agreement are intended to be for the benefit of the Agency and the respective Taxing Entities.

         SECTION 17. WAIVER OF RIGHT TO CONTEST. Notwithstanding anything to the contrary contained herein, the Company hereby waives its right to contest assessments of the Project Facility during the term of this PILOT Agreement.

         IN WITNESS WHEREOF, the Agency and the Company have caused this Payment in Lieu of Tax Agreement to be executed in their respective names by their respective authorized officers, all as of the day and year first above written.

                                            ONONDAGA COUNTY INDUSTRIAL
                                            DEVELOPMENT AGENCY

                                            By: /s/ James B. Schneider
                                                -------------------------------
                                                    James B. Schneider
                                                    Chairman


                                       7
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                                            MS PIETRAFESA, L.P.

                                            By:      MS Pietrafesa Acquisition
                                                     Corporation,
                                                     General Partner

                                                     By: /s/  Donald F.X. Keegan
                                                        ------------------------
                                                              Donald F.X. Keegan
                                                              Vice President




STATE OF NEW YORK  )
                   )    ss:
COUNTY OF ONONDAGA )

         On this 1st day of December, 1994 before me personally came JAMES SCHNEIDER, to me known, who, being by me duly sworn, did depose and say that he resides in Baldwinsville, New York, that he is Chairman of Onondaga County Industrial Development Agency, the public benefit corporation described in and which executed the foregoing Agreement; and that he signed his name thereby by authority of the members of said public benefit corporation


                                      /s/ Bruce A. Smith
                                      ---------------------------------------
                                      BRUCE A. SMITH
                                      Notary Public, State of New York
                                      Qualified in Onon. Co. No. 4961729
                                      My Commission Expires February 6, 1996